SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2001 (July 20, 2001)

Arch Coal, Inc.
(Exact name of registrant as specified in its charter)

                       Delaware                               1-13105                              43-0921172
             (State or other jurisdiction         (Commission File                   (I.R.S. Employer
             of incorporation)                        Number)                               Identification No.)

CityPlace One, Suite 300, St. Louis, Missouri 63141
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (314) 994-2700

Page 1 of 4 pages.
Exhibit Index begins on page 4.

Item 5. Other Events.

        On July 20, 2001, Arch Coal, Inc. (the “Company”), announced via press release its earnings and operating results for the second quarter and first half of 2001. A copy of the Company’s press release is attached hereto and incorporated herein by reference in its entirety.

Item 7. Financial Statements and Exhibits.

     (c)     The following Exhibit is filed with this Current Report on Form 8-K:

               Exhibit No.                  Description
                 99                                Press Release dated as of July 20, 2001

                                                                                                             Page 2 of 4 pages.
                                                                                                   Exhibit Index begins on page 4.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2001                                                             ARCH COAL, INC.

                                                                                                 By:_________________________
                                                                                                 Robert G. Jones
                                                                                                 Vice President - Law, Secretary and General Counsel

Page 3 of 4 pages.
Exhibit Index begins on page 4.

EXHIBIT INDEX

Exhibit No.                    Description
99                                   Press Release dated as of July 20, 2001

Page 4 of 4 pages.

Exhibit 99

News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck S. Slone
Vice President,
Investor and Public Relations
(314) 994-2717

FOR IMMEDIATE RELEASE
July 20, 2001

Arch Coal, Inc. reports second quarter results

Highlights:

|X|     Net income of $800,000, or $.02 per share, vs. a net loss of $2.1 million, or $.06 per share, in 2Q00
|X|     Adjusted EBITDA of $68.3 million, vs. $80.8 million in 2Q00
|X|     Total debt reduction in the quarter of $284.1 million, or 27%
|X|     Reduction of debt-to-total-capitalization ratio, from 77% at March 31 to 57%
|X|     Revenues of $368.6 million, vs. $340.2 million in 2Q00
|X|     Coal sales of 26.7 million tons, vs. 24.8 million tons in 2Q00
|X|     Signed contracts for 25 million tons of coal for delivery in 2002, at substantially higher than the company's current average          realization
|X|     Signed contracts for 12 million tons of coal for delivery in 2003, at substantially higher than the company’s current average          realization

        St. Louis - Arch Coal, Inc. (NYSE:ACI) announced today that it had net income of $800,000, or $.02 per share, for its second quarter ended June 30, 2001. In comparison, Arch had a net loss of $2.1 million, or $.06 per share, in the same quarter of 2000.

        Arch had revenues of $368.6 million and coal sales of 26.7 million tons in the second quarter of 2001, compared to $340.2 million and 24.8 million tons in the same period of 2000. Adjusted EBITDA for the quarter totaled $68.3 million, compared to $80.8 million in the second quarter of 2000.

        “As we cautioned in our first quarter earnings release, our second quarter results were adversely affected by lower production and higher costs at our West Elk mine in Colorado due to high methane levels,” said Steven F. Leer, Arch Coal’s president and chief executive officer. “As a result, the mine lost approximately $9.0 million during the quarter. As anticipated, that loss was offset by the recovery of $9.4 million in insurance proceeds related to an unrelated mine fire at West Elk in 2000.”

        “In addition, we encountered an intrusion of sandstone at our Samples mine in southern West Virginia that has proved to be a significant operational challenge,” Leer said. “The intrusion has resulted in the thinning of the principal coal seam in the ridge that we are currently mining, thus reducing our recovery of marketable coal and driving up costs on a per-ton basis.”

        For the six months ended June 30, 2001, Arch Coal had net income of $6.9 million, or $0.16 per share, compared to a net loss of $17.2 million, or $0.45 per share, for the same period of 2000. Total revenues for the first six months of 2001 totaled $750.0 million and coal sales totaled 53.9 million tons, vs. $698.0 million and 52.6 million tons for the first six months of 2000. Adjusted EBITDA for the first six months of 2001 totaled $148.6 million, compared to $144.4 million in the same period of 2000.

Contract activity

"We have now committed, at favorable terms, a substantial percentage of the 2002 production that was open to market-based pricing when the year began," Leer said. "We entered 2001 with approximately 10 million tons of our budgeted 2002 Central Appalachia production still to be priced, and approximately 20 million tons of our budgeted 2002 Powder River Basin (PRB) coal in the same situation. In the first six months of this year, we secured pricing on approximately 8 million tons of Central Appalachian coal and 17 million tons of PRB coal. These prices are on average $10 per ton and $4 per ton higher, respectively, than the average price we received for eastern and western coal in the current quarter."

        “At present, we have committed and priced nearly all of our 2002 coal, although a small percentage of our total tonnage will be tied to spot market price indices next year,” Leer said. “In addition, many of our larger customers have endeavored to put supply agreements in place for future years as well. Since the beginning of this year, we have committed approximately 12 million tons of coal for 2003, and 7 million tons for 2004, at prices comparable to those detailed above.”

U.S. coal markets

        “Spot prices remain at very favorable levels, but have fallen back in recent weeks from the near record highs achieved earlier in the year,” Leer said. “However, the current spot prices are based on very limited market activity. We believe that the macro-environment for U.S. coal markets remains very positive, and that it will strengthen further as U.S. economic growth resumes.”

        Government data for the first quarter of 2001 shows coal production up only 3.5% compared to the first quarter of 2000. “Given that U.S. coal-fired power plants entered the year with stockpiles at record-low levels, this small increase in volume should be easily absorbed,” Leer said.

        Furthermore, some competing fuel sources are no longer available to satisfy new demand growth. For instance, the existing nuclear power system, which provides roughly 20% of the nation’s electric power and represents the second leading source of baseload electric generation, has now reached its effective limit. “During the first quarter, nuclear plant operators achieved an average utilization rate of 91.5%,” Leer said. “Given refueling cycles and routine maintenance, that number will be extremely difficult to exceed. In addition, hydroelectric output was down 17% in the first quarter, and the hydro system is likely to remain under pressure for some time to come due to the impact of drought-like conditions that have prevailed in the Northwest.”

        In addition, the production and deliverability of U.S. natural gas reserves remain in question. “The number of drilling rigs deployed in the U.S. has increased 70% in the past 18 months,” Leer said. “Despite that fact, production of natural gas has only increased 2.8% over that time frame. We view that as clear evidence that there is a very limited supply of natural gas available at current prices.”

        “As we have stated many times in the past, excess capacity at coal-fired power plants is the lowest cost source of additional kilowatts,” Leer added. “The average utilization rate at coal-fired plants is almost certain to climb from its current level of around 71% over the course of the next five years, creating attractive opportunities for the largest and best-positioned coal producers.”

        In addition to increasing utilization of existing plants, major power producers continue to announce plans for new, cleaner-burning coal-fired power plants. According to Resource Data International, power producers have already announced plans to add more than 35,000 megawatts of new coal-fired capacity, which equates to a nearly 12% increase over current capacity levels.

        All these factors suggest that demand for coal should remain robust in the coming decade, Leer said.

Operational issues

        While the company has made some progress in recent weeks in its efforts to degasify the West Elk mine, longwall production at the mine has been greatly curtailed. The mine initially encountered higher-than-expected methane levels following the February 2001 relocation of the longwall to a new reserve area. As a result of these high methane levels, the mine shipped only 700,000 tons of coal during the second quarter, or roughly 40% of capacity.

        The company continues to pursue a remedy for the problem, Leer said. “Because of challenging surface conditions and regulatory hurdles, our vertical drilling program has proved more expensive and less effective in combating the problem than we had hoped,” Leer said. “However, an initial expansion of the in-mine degasification system has helped to alleviate the problem somewhat. By mid-August, we will complete an additional expansion of that system that should further increase methane removal. We are optimistic that these steps will lead to continued improvements in the mine’s performance during the course of the third quarter, but we have to determine the extent of that improvement. If we are unsuccessful in achieving a substantial improvement in the mine’s performance in the very near future, we will reduce activity at West Elk to ensure that it has a minimal adverse effect on 2002 results, while at the same time pursuing longer-term efforts to degasify the mine.”

        As discussed previously, the Samples mine also experienced operating difficulties during the quarter. In late May, the mine advanced into a reserve area where a sandstone intrusion had reduced the amount of marketable coal, resulting in lower production and higher mining ratios. Arch has since conducted additional drilling to determine the full extent of the intrusion. During the year’s second half, the Samples surface mine will experience higher costs but production should be in line with expectations. In 2002, the surface operation is expected to produce approximately 7 million tons, which is consistent with previous expectations.

Debt reduction and other second quarter events

        In May, the company completed a public stock offering of 8.9 million shares of its common stock at a price of $31.38 per share net of the underwriting discount. Principally through the use of the proceeds from this offering, the company reduced its debt by $284.1 million during the quarter. As a result, the company’s debt-to-total-capitalization ratio, which was 84% when the year began, now stands at approximately 57%.

        “Through two equity offerings and a substantial amount of internal cash generation, Arch Coal has reduced its total debt by $602 million, or 44%, since the beginning of 1999,” Leer said. “As a result, Arch’s financial flexibility has increased significantly and we are in a much stronger position to capitalize on emerging opportunities in the U.S. coal industry.”

        Principally as a result of its debt reduction efforts, the company’s interest expense declined by $8.5 million in the second quarter compared to the second quarter of 2000.

        In the second quarter of 2000, Arch recorded a gain associated with the recovery of certain previously paid excise taxes on export sales tonnage. In the quarter just ended, Arch recorded an additional gain of $4.6 million related to a true-up of that original claim based on progress made in processing it. Of the $4.6 million, $3.1 million (representing the interest component of the claim) was recorded as interest income.

Operating statistics

        Regional analysis: Of the 26.7 million tons of coal that Arch sold during the second quarter, approximately 8.8 million tons originated at its eastern operations and 17.9 million tons originated at its western operations. Arch Coal had an average realized sales price of $13.14 per ton and average operating costs of $12.48 per ton. The eastern operations had an average realized sales price of $27.07 per ton and an average cost of $25.55 per ton during the quarter. The western operations had an average realized sales price of $6.18 per ton and an average cost of $5.94 per ton during the quarter. (Western operations data does not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.)

        Expected 2001 production: In the east, Arch expects to sell a total of approximately 34 million tons of coal in 2001 from its mines in Central Appalachia. In the west, Arch expects to sell approximately 65 million tons of coal at its Black Thunder mine in the Powder River Basin of Wyoming. Production at the West Elk mine will be dependent on the company’s ability to manage the high methane levels currently being experienced there. Total sales (on a 100% basis) at Arch’s 65%-owned Canyon Fuel operations in Utah are expected to be approximately 13 million tons in 2001.

        Financial: Arch currently expects depreciation, depletion and amortization to total approximately $225 million in 2001, which includes $56.1 million in the quarter just ended and $110.2 million for the first six months of 2001. Capital expenditures are expected to total approximately $130 million, which includes $18.9 million expended in the quarter just ended and $70.4 million for the first six months of 2001. (Projections for depreciation, depletion and amortization and capital expenditures include Arch’s ownership percentage in Canyon Fuel Company.)

Looking ahead

        Standard & Poor’s recently announced that Arch Coal would be added to the S&P MidCap 400 stock index on July 24. “This is a very favorable development for Arch Coal and the rest of the U.S. coal sector,” Leer said. “It serves to further underscore the essential role that coal – as the nation’s principal source of electric power – plays in the U.S. economy.”

        “We continue to believe that the financial outlook for Arch Coal for 2002 and beyond is very bright,” Leer said. “Having entered the year with nearly all of our tonnage committed and priced, we did not expect a significant level of profitability this year. With the operational challenges we have experienced at West Elk and Samples, we now expect to operate at around break-even levels for the second half of the year.”

        “Longer term, we expect favorable market conditions to continue, and we anticipate significant revenue growth as an increasing percentage of our budgeted production is repriced,” Leer added. “We believe that we have some of the best assets – and one of the most skilled work forces – in the industry. We fully expect to capitalize on this increasingly attractive market environment as we enter 2002 and beyond.”

        A conference call concerning second quarter earnings will be webcast live today at 11 a.m. EST. The conference call can be accessed via the “investor info” section of the Arch Coal web site (www.archcoal.com).

Arch Coal is the nation's second largest coal producer with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

        Definition: Adjusted EBITDA is presented above because it is a widely accepted financial indicator of a company’s ability to incur and service debt. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, operating income, cash flows from operations, or as a measure of a company’s profitability, liquidity or performance under generally accepted accounting principles. Adjusted EBITDA is defined as income from operations before the effect of net interest expense, income taxes, and depreciation, depletion and amortization for Arch Coal, Inc., its subsidiaries and its ownership percentage in its equity investments.

        Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.